INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC. COMPLETES ACQUISITION OF WILLIAM CHARLES CONSTRUCTION GROUP, INCLUDING RAGNAR BENSON

Indianapolis, IN - November 2, 2018 - Infrastructure and Energy Alternatives, Inc. (NASDAQ: IEA), a leading construction services company with specialized energy and heavy civil expertise, today announced that it has completed its acquisition (“the transaction”) of William Charles Construction Group, including Ragnar Benson (“William Charles”), pursuant to the terms of the previously announced definitive agreement. The transaction, valued at approximately $90 million, includes $85 million in cash and 477,621 shares of common stock of the Company, which equates to approximate 4.3x multiple of William Charles’ pro forma Adjusted EBITDA of approximately $21.1 million for the twelve months ended June 30, 2018 (before the realization of any synergy-related cost savings). The year-to-date pro forma adjustments to EBITDA include $5.2 million for the anticipated conversion of William Charles' operating leases to capital leases and $3 million to eliminate corporate overhead costs that will not continue post-closing.

JP Roehm, Chief Executive Officer of IEA, commented, “It is our pleasure to welcome William Charles Construction Group and Ragnar Benson to IEA. We look forward to working with the impressive management and great talent at both companies as partners. This combination accelerates our diversification and growth strategy through entry into the rail construction market. It will also equip us to capture a greater portion of the heavy and light civil infrastructure markets, while deepening our presence in environmental remediation. We now have an expanded national footprint with licenses to operate across all 50 states, and together we are committed to driving significant value for our shareholders.”

For full year 2018, William Charles is expected to generate approximately $300 million to $330 million in revenue and add approximately $520 million in total backlog as of May 2018. Eighteen months post-close, the acquisition is anticipated to generate approximately $5 million in additional annual cost savings through the benefits of equipment ownership as compared to equipment leasing, integrated insurance programs and combined financial and IT systems.

The Company financed the cash portion of the purchase price, the payment of fees and expenses and the repayment of existing indebtedness of William Charles with borrowings under the previously disclosed $75 million delayed draw facility and an incremental $25 million term loan.

Kirkland & Ellis LLP acted as legal counsel to IEA, and HolmstromKennedy acted as legal counsel to William Charles.

About IEA

Infrastructure and Energy Alternatives, Inc. (IEA) is a leading infrastructure construction company with specialized energy and heavy civil expertise. Headquartered in Indianapolis, Indiana, with operations throughout the country, IEA’s service offering spans the entire construction process. The company offers a full spectrum of delivery models including full engineering, procurement, and construction (EPC), turnkey, design-build, balance of plant (BOP), and subcontracting services. IEA is one of three Tier 1 wind energy contractors in the United States and has completed more than 200 wind and solar projects across North America. In the heavy civil space, IEA offers a number of specialty services including environmental remediation, industrial maintenance, specialty transportation infrastructure and other site development for public and private projects. For more information, please visit IEA’s website at www.iea.net or follow IEA on Facebook, LinkedIn and Twitter for the latest company news and events.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipate,” “expect,” “could,” “may,” “intend,” “plan” and “believe,” among others, generally identify forward-looking statements. These forward-looking statements are based on currently available operating, financial, economic and other information, and are subject to a number of risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. A variety of factors, many of which are beyond our control, could cause actual future results or events to differ materially from those projected in the forward-looking statements in this release. These factors include, but are not limited to: (1) the ability to realize financial and strategic goals from acquisition and investment activity, including the ability to integrate acquired businesses; (2) our ability to manage projects effectively and in accordance with management estimates, as well as the ability to accurately estimate the costs associated with ours fixed price and other contracts, including any material changes in estimates for completion of projects; (3) the effect on demand for our services and changes in the amount of capital expenditures by customers and (4) significant changes in tax and other economic incentives and political and governmental policies which could materially and adversely affect the U.S. wind and solar industries. . For a full description of the risks and uncertainties which could cause actual results to differ from our forward-looking statements, please refer to IEA’s periodic filings with the Securities & Exchange Commission including those described as “Risk Factors” in IEA’s Proxy Statement on Schedule 14A filed on February 9, 2018. IEA does not undertake any obligation to update forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

The estimates, forecasts and projections contained herein involve significant elements of subjective judgment and analysis and reflect numerous judgments, estimates and assumptions that are inherently uncertain in prospective financial information of any kind. As such, no representation can be made as to the attainability of such estimates, forecasts and projections. Investors are cautioned that such estimates, forecasts or projections have not been audited and have not been prepared in conformance with generally accepted accounting principles.

This release includes projections that are forward-looking and based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond IEA’s control. While all projections are necessarily speculative, IEA believes that projections relating to periods beyond 12 months from their date of preparation carry increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections.

This release includes non-GAAP financial measures. IEA believes that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to IEA’s financial condition and results of operations. These non-GAAP financial measures may exclude items that are significant in understanding and assessing financial results. Therefore, these financial measures should not be considered in isolation or as an alternative to net income or other measures of profitability or performance under GAAP. Because these non-GAAP financial measures are not in conformity with GAAP, we urge you to review IEA’s audited financial statements, which have been filed with the SEC.

Contacts

Financial Profiles, Inc.
Kimberly Esterkin, Senior Vice President
kesterkin@finprofiles.com
310-622-8235